EXHIBIT 99.1

Media Contact:	Investor Contact:
Anna del Rosario	Scott Wylie
Director, Corporate Communications	Vice President, Investor Relations
(408) 544-6397	(408) 544-6996
newsroom@altera.com	swylie@altera.com

Altera Chief Operating Officer Denis Berlan to Retire

San Jose, Calif., Feb. 6, 2007— Altera Corporation (Nasdaq: ALTR) today announced that Denis Berlan, 56, executive vice president and chief operating officer, will retire effective the end of March 2007, after 17 years with the company. The position of chief operating officer, which oversees the engineering and operations departments, will be eliminated upon Mr. Berlan’s departure.

“Largely due to Denis’ commitment to excellence, Altera has established an impressive track record of innovation, quality and reliability,” said John Daane, Altera’s president, chief executive officer, and chairman of the board. “On behalf of the company, I’d like to express my sincere appreciation for his many years of dedication and tremendous accomplishments and wish him all the best.”

Mr. Berlan joined Altera in December 1989 as vice president, product engineering and was named vice president, operations and product engineering in October 1994. In January 1997, he was named executive vice president and chief operating officer. During his tenure, the company introduced many architecture and technology innovations, from MAX® CPLDs, which continue to lead the industry today, through the current product portfolio, which includes the Stratix® and Cyclone® FPGA series and HardCopy® structured ASICs. He was also responsible for establishing several key partnerships, including the highly successful foundry partnership with TSMC, which today is an industry model for collaboration.

“Leading and encouraging the innovative spirit of Altera engineers through the years has been the most gratifying part of my long career with the company,” said Mr. Berlan. “I am very proud of the results we have achieved together; developing and manufacturing highly innovative products ranging from 1 micron to 45-nm technology. Altera’s development and operations teams are among the very best in the industry. Their talent and passion will continue to extend Altera’s track record of operational excellence.”

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Altera Chief Operating Officer Denis Berlan to Retire

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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